[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

COLOMBIA CLEAN POWER S.A.S.	J-140/11
TOTAL ASSIGNMENT CONTRACT OF MINING RIGHTS. TITLE FI7-081

TOTAL ASSIGNMENT CONTRACT OF THE MINING RIGHTS DERIVED FROM THE MINING CONCESSION CONTRACT FI7-081

MINING TITLE HOLDERS - ASSIGNER: DAIRO RUBEN HERRERA PEREZ AND ARIEL SALCEDO LEAL

ASSIGNEE:	COLOMBIA CLEAN POWER SAS

MINING TITLE:	MINING CONCESSION CONTRACT FI7-081.
LOCATION:	Municipality of Socotá-Boyacá (Colombia)

CARLOS JULIO SOTO VASQUEZ, of legal age, with an address in Bogota D.C., identified with the cédula number 70.045.125 issued in Medellin and LILIANA RODRIGUEZ VENEGAS, identified with the cédula number 40.040.220, from Tunja, who work in their capacity of legal representatives of COLOMBIA CLEAN POWER SAS, a legally constituted partnership in Colombia under a private document of May 27, 2010, registered in the Chamber of Commerce of Bogota under the commercial enrollment number 01998177, NIT 900.362.160-8, that for the effects of the current contract will be referred to as ASSIGNEE and on the other part, DARIO RUBEN HERRERA PEREZ identified with the cédula number C.C. No. 74.321.019 of Socha, who acts on his own behalf as subscribed titleholder of the mining concession contract FI7-081, and on behalf and representation of his co-titleholder, Mr. ARIEL SALCEDO LEAL with the cédula number 4.255.604 of Socotá - Boyacá, in conformity with the attached to the present contract power and is forms integral part of itself, whom for the effects of the current contract will be referred to as the ASSIGNERS, agree to sign the current contract of Total Assignment of mining rights derived from the Mining Concession contract FI7-081, which area is located in the jurisdiction of the municipality of Socotá, in the department of Boyacá.

CONSIDERATIONS

1.	The ASSIGNERS, on December 22, 2008 registered with the Colombian Institute of Geology and Mining (INGEOMINAS) the Concession contract for the Exploration and Exploitation of Mineral Coal No. FI7-081, registered in the National Mining Register on February 9, 2009, in an area of approximately 17 hectares, 4,031 meters.

2.	The Mining Concession Contract FI7-081 is currently in its third year of the Exploration stage which ends on February 3, 2012, the Final Report of Exploration and the Mining Work and Labor Plan has been presented by the Title Holders before the Mining Authority, within the legal terms established by the Mining Code.

3.	The ASSIGNERS manifest that they have no legal impediment for the signing of the current contract and that until the date of the signing of the same are free and clear regarding the payment of surface rights royalties, environmental mining policies and Basic Mining Formats, in relation to the mining concession contract FI7-081.

4.	The ASSIGNERS declare that they have full knowledge that to date and within the area of the mining title FI70-81, a process of legalization of traditional mining is currently in process under the No. LJL-15271 and that all the pertinent legal actions have been made so that such a process will not be accepted.

5.	There is no dispute, claim or litigation against the Concession Contract FI7-081, different to the requests of legalization of traditional mining herein referred to.

6.	The ASSIGNERS manifest their intention to assign the rights and obligations derived from the Mining Concession Contract FI7-081 and likewise the ASSIGNEE is willing to acquire the totality of the rights and obligations derived from the mentioned Mining Concession Contract, in accordance with the terms and conditions herein stipulated and in respect of the Law of this judicial business.

[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

In merit of the above, the Parties,

AGREE

FIRST: ASSIGNMENT: With the signing of the current contract Mr. DAIRO RUBEN HERRERA PEREZ and Mr. ARIEL SALCEDO LEAL, in their capacity of registered title holders of the Mining Concession Contract FI7-081, are obligated to assign in favor of COLOMBIA CLEAN POWER SAS, 100% of the rights and obligations derived from the mentioned mining contract; consequently the ASSIGNERS are obligated to implement the assignment herein agreed in accordance with the proceeding established in Article 22 of Law 685 of 2001 (Mining Code in force), once the conditions stipulated in this agreement are verified.

SECOND: The ASSIGNERS authorize the ASSIGNEE to carry out all the proceedings related to such mentioned assignment and commit to sign the necessary requests and other additional documents demanded by the corresponding authorities to formalize the total assignment of the mining title FI7-081 or the activities which via this contract the ASSIGNEE is authorized to perform.

THIRD: VALUE OF THE ACQUISITION OF THE MINING TITLE AND PAYMENT METHOD: The ASSIGNEE will pay the ASSIGNER for the assignment of the rights derived from the Concession Contract for the Exploration and Exploitation of Mineral Coal FI7-081, the total and unique sum of * PESOS (COP $*), which will distributed and paid in the following manner:

a) The sum of * PESOS (COP $*) which will be paid to the ASSIGNERS once the Notice of Assignment and the respective contract is registered before the Mining Authority, which is the subject of Article 22 of Law 685 of 2001.

b) The sum of * PESOS (COP $*), once the total assignment of the concession contract FI7-081 is approved by the Mining Authority and is registered in the National Mining Register in favor of the ASSIGNEE.

FIVE: From the signing of the current contract, the ASSIGNERS are obligated to delivery to the ASSIGNEE all information that they have up to that date in relation to the geology of the area of the title, Mining Work and Labor Plan, environmental studies which have been carried out and further technical and geological studies performed on the area which is the subject of this assignment, so that in turn the ASSIGNEE will perform from the date of the signing of this document, the related activities required to comply with the obligations derived from the concession contract assigned by this document, in accordance with the regulations of the Colombian Mining Code.

SIXTH: The ASSIGNERS will be responsible for the compliance of all obligations that arise on their behalf regarding the mining contract and those derived from administrative and judicial processes which originated from actions which occurred prior to the signing of the current contract and the approval of the assignment of the title, as well as any complaint of third parties either public or private regarding actions which occurred before the signing of the current contract.

SEVENTH: Mr. DAIRO RUBEN HERRERA PEREZ and Mr. ARIEL SALCEDO LEAL, whilst they remain the title holders of the concession contract FI7-081, are committed to executing all the management and legal actions necessary for the defense of the mining concession contract FI7-081 against the request of legalization of traditional mining currently in process before the mining authority under No. LJL-15271, under the understanding that such request is successful the ASSIGNEE may, if considered suitable to their interests, rescind the current contract and demand the refunding of the sums paid.

EIGHT: Whilst Mr. DAIRO RUBEN HERRERA PEREZ and Mr. ARIEL SALCEDO LEAL are the title holders of the mining contract FI7-081 they are responsible for all the obligations which arise before state authorities by virtue of the mining, environmental and tributary regulations such as municipal, departmental or national, or any complaint of third parties, either private or public.

NINTH: Conflict Resolution: The Parties declare that for all legal effects the contractual address is Bogotá D.C., that the law and the jurisdiction applicable to the current document are Colombian. All disputes or differences related to the execution of this agreement or of other contracts which may be entered into, will be submitted to the following dispute settlement procedure: a) In the first instance, the discrepancies will be resolved via an amicable settlement mechanism, in a direct manner or appealing for the appointment of a conciliator, designated by common agreement within ten (10) days following the written manifestation of any dissatisfied Parties. If the appointment is not possible, the interested party or parties will approach the Disputes Solution Center of the Chamber of Commerce of Bogotá to do so. The conciliator will resolve the conflict binding the Parties, and shall specify the manner in which those involved must comply with their decision. b) If the above procedure is not effective, the Parties will attempt resolution via the arbitration tribunal appointed by the Chamber of Commerce of Bogotá, by randomly assigning arbitrators from the registered list maintained by said Chamber of Commerce. The Tribunal thusly constituted shall be subject to the provisions of Decree 2279 of 1989 and all further modification or amendments to the legal dispositions, in accordance with the following regulations: a) The tribunal shall consist of one arbitrator; b)The internal organization of the tribunal will be subject to the regulations reviewed for this purpose by the arbitration center of the Chamber of Commerce of Bogotá; c) The tribunal will decide on rights, and d) The tribunal operates in the city of Bogotá in the arbitration center of the Chamber of Commerce of the same city.

TENTH: INEXISTENCE OF TRANSFER, LIMITATIONS OR PENALTIES AND COMPENSATION: The ASSIGNERS expressively declare that they have not promised to assign and there is no proceeding of assignment in progress with any other party, either partial or total regarding the rights of the Concession Contract FI7-081 and that furthermore the above mentioned is free of limitations or penalties and that they are obligated to compensation for eviction in the cases reviewed by the law.

The ASSIGNERS manifest that in the case of a justified complaint from a third party for any cause not imputable to the ASSIGNEE, to obtain the payment of the sum agreed in this contract or regarding the rights emanating from the mining concession contract, within the legal terms, the ASSIGNERS will be responsible before the ASSIGNEE and the third party for damages and losses caused, and should immediately reimburse the sums of money which were received and duly indexed, for this purpose this contract provides executive merit to the payment, as long as the causes that generated the complaint are directly imputable or by error or omission on the part of the ASSIGNERS.

ELEVENTH: CONFIDENTIALITY – INFORMATION OBTAINED DURING THE CONTRACT. – The Parties commit to maintain under the strictest confidentiality, all information or documentation which is accessed as a consequence of the nature of the current contract. Therefore, they will limit the disclosure of the information solely to employees which have need of the knowledge (and in the case of subsidiaries, to their corresponding employees), they will notify such employees of the obligations herein assumed and will utilize the information solely for purposes established in this document. The Parties: 1). Will not divulge the current Agreement nor the information related with everything agreed herein, without the prior and written approval of a duly authorized representative of the other Party, notwithstanding the above, the Parties hereby state that the ASSIGNEE is a subsidiary of a listed American company, hence the publication of the contractual terms of this agreement does not violate the current clause when the compliance of the regulation of the SEC or corresponding authority is required, and 2). They will protect such information with the upmost care to avoid unauthorized disclosure, exercising the same degree of care utilized to protect their own confidential information. In the event of violation of the provisions of this clause, the harmed Party has the right of monetary compensation equivalent to 500 Monthly Legal Minimum Salaries currently in force, as well as the payment of all the costs and expenses that are derived from the non-compliance of this clause.

TWELFTH: INTERPRETATION OR INTEGRATION: Matters not provided for in the previous clauses will be subjected to the supplementary form of the regulations of the Mining, Civil and Commercial codes and to the Civil Procedure Code.

THIRTEENTH: NOTIFICATIONS: Notices and notifications reviewed in the current contract by the Parties must be sent to the following addresses.

THE ASSIGNERS:	DAIRO RUBEN HERRERA AND ARIEL SALCEDO LEAL.
Dirección: Calle 16 No. 15-43, Duitama, Boyacá
Teléfono: 313-8309064

THE ASSIGNEE:	COLOMBIA CLEAN POWER SAS.
Legal Representative: CARLOS JULIO SOTO VASQUEZ
Address: Calle 90 No. 41-19 Edificio Quantum. Oficina. 301
Telephone: 743 2090
Bogota D.C.

FORTEENTH: PREVELENCE OF THE CONTRACT: This agreement contains the totality of the obligations and rights of the Parties in relation to the total assignment of the rights and obligations derived from the Mining Concession Contract FI7-081 and replaces and terminates any other prior communication, agreement or contract entered into between the Parties in relation with the same, even though it has been expressed in a written or verbal form.

FIFTHTEENTH: MODIFICATIONS: Modifications to the terms of the current Agreement will be considered binding and valid for the Parties if made by Addendum and in written form.

SIXTEENTH: NOTARY COSTS AND REGISTRATION: The costs incurred due to the legalization of this contract and the requirements for the registration will be covered by the ASSIGNEE.

SEVENTEENTH: APPLICABLE LAW: The current Agreement is governed by Colombian Law and the jurisdiction and competence will be taken to Colombian tribunals.

EIGHTEENTH: ACCEPTANCE: The Parties manifest that they have read the contract contained in the current document and consequently subscribe in proof of their acceptance, recognizing this content and authenticating its signatures via notary on a date which will be the same as the contract, in the event that different dates exist, the latest will prevail over the other.

In witness hereof the Parties sign two identical copies of the same content and probative values on the second (2) day of the month of February of 2012.

On Behalf of the ASSIGNERS

/s/ Dairo Ruben Herrera Perez

DAIRO RUBEN HERRERA PEREZ

C.C. No. 74.321.019 de Socha

/s/ Ariel Salcedo Leal

ARIEL SALCEDO LEAL

C.C. No. 4.255.604 de Socotá - Boyacá

On Behalf of the ASSIGNEE

/s/ Carlos Julio Soto Vasquez

CARLOS JULIO SOTO VASQUEZ

C.C. 70.045.125

Legal Representative

COLOMBIA CLEAN POWER SAS

/s/ Liliana Rodriguez Venegas

LILIANA RODRIGUEZ VENEGAS C.C. No. 40.040.220 Legal Representative COLOMBIA CLEAN POWER SAS